Exhibit 10.8

Certain confidential information contained in this document, marked by brackets and asterisks ([* * *]), has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

FORM OF TRANSITION CONTRACT MANUFACTURING AGREEMENT

BY AND AMONG

3M COMPANY,

GARDEN SPINCO CORPORATION

AND

NEOGEN CORPORATION

DATED AS OF [        ]

TRANSITION CONTRACT MANUFACTURING AGREEMENT

This TRANSITION CONTRACT MANUFACTURING AGREEMENT (this “Agreement” or “TCMA”), dated as of [       ] (the “Effective Date”), is entered into by and among 3M Company, a Delaware corporation (“Supplier”), Garden SpinCo Corporation, a Delaware corporation (“SpinCo”), and Neogen Corporation, a Michigan corporation (“Customer” and, together with Supplier, the “Parties” and each, individually, a “Party”).

RECITALS

WHEREAS, Parent, Supplier, SpinCo, and Nova RMT Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Customer (“Merger Sub”), are parties to that certain Separation and Distribution Agreement, dated as of December 13, 2021 (the “Separation Agreement”), and that certain Agreement and Plan of Merger, dated as of December 13, 2021 (the “Merger Agreement” and, together with the Separation Agreement, the “Separation and Merger Agreements”);

WHEREAS, pursuant to the Separation and Merger Agreements, (i) Supplier has agreed to transfer, and cause its Subsidiaries to transfer, to the SpinCo Group, and SpinCo has agreed to assume from Supplier and its Subsidiaries, the SpinCo Assets and the SpinCo Liabilities (the “Separation”), (ii) in exchange for the transfer of the SpinCo Assets to (and the assumption of the SpinCo Liabilities by) SpinCo, Supplier will receive from SpinCo a distribution of all of the issued and outstanding shares of capital stock of SpinCo (the “Distribution”), and (iii) shortly following the Distribution, Merger Sub has agreed to merge with and into SpinCo, with SpinCo as the surviving corporation of such merger (the “Merger”), in each case, pursuant to the terms and conditions of the Separation and Merger Agreements;

WHEREAS, this Agreement is a “Transaction Document” pursuant to the Separation and Merger Agreements;

WHEREAS, this Agreement is being entered into by the Parties (a) as a condition to the Closing and (b) in order to promote the orderly transition of certain operations of the SpinCo Business and to effectuate the orderly consummation of the transactions contemplated under the Separation and Merger Agreements; and

WHEREAS, consistent with Parent’s authority to set the strategic direction for, and make strategic decisions in respect of, the SpinCo Business following the transactions contemplated under the Separation and Merger Agreements, this Agreement sets forth the terms and conditions pursuant to which Parent desires Supplier to act as its non-exclusive supplier and perform certain limited Contract Manufacturing Services, and pursuant to which Parent shall purchase from Supplier, and Supplier shall manufacture and sell to Parent, the Products for a limited period following the Closing.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1
DEFINITIONS

Section 1.1           Certain Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Separation and Merger Agreements or, if no meanings are ascribed thereto in the Separation and Merger Agreements, in the Transition Distribution Services Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Agreed Upon Procedures” has the meaning set forth in Section 4.9.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Agreement Term” has the meaning set forth in Section 6.1.

“Applicable Facilities” has the meaning set forth in Section 3.2.

“Confidential Information” has the meaning set forth in the Transition Services Agreement; provided, however, that the reference to Section 6.17 in such definition in the Transition Services Agreement shall instead refer to Section 8.18 of this Agreement.

“Contract Manufacturing Services” has the meaning set forth in Section 2.1.

“Contractor” has the meaning set forth in Section 3.6.

“Cost of Goods Sold” or “COGS” means, with respect to Products, direct materials, labor, overhead, purchased services, inbound and intercompany freight and drayage, and expensed engineering as recorded in Supplier or its relevant Subsidiary’s accounting systems, relating to Products manufactured pursuant to this Agreement within the applicable monthly Settlement Statement or Local Statement. Supplier and its relevant Subsidiaries will account for COGS related to Products manufactured pursuant to this Agreement in a manner consistent with Supplier’s or its relevant Subsidiary’s policies and practices applicable to such Products during the one month period prior to the Effective Date. If during the Term Supplier makes material changes to such policies and practices, Supplier will provide written notice to Parent of any such changes. For the avoidance of doubt, “freight” and “drayage” in the foregoing definition excludes freight and drayage relating to the distribution, transportation or delivery of Products from Supplier to Customer (or its facilities) or end customers.

“Covered Taxes” has the meaning set forth in Section 4.8.

“Customer” means Parent; provided that Parent may, without limiting its obligations as the primary Customer hereunder and subject to the requirements of Section 2.4, make a limited assignment of its rights to purchase Product hereunder to (i) its United States-based and -domiciled Subsidiaries to the extent engaged in the operation of the SpinCo Business (including the SpinCo Entities) as of immediately following the Closing (which Subsidiaries are set forth on Appendix C) or (ii) any other Subsidiary of Parent that the Parties mutually agree to add as an eligible purchaser hereunder from time to time (in which case the Parties shall update Appendix C to reflect such addition).

“Customer Equipment” means any production machines, tools, molds, dies or related equipment that (a) constitute SpinCo Assets and (b) are located at a Supplier Manufacturing Facility.

“Customer Indemnified Parties” has the meaning set forth in Section 7.3(b).

“Customer Recipient Party” has the meaning set forth in Section 7.3(b).

“Demand Plan” with respect to any Product, has the meaning set forth in the TDSA.

“Disclosing Party” has the meaning set forth in Section 8.18.

“Dispute” has the meaning set forth in Section 8.10.

“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.

“Event of Force Majeure” has the meaning set forth in Section 8.2.

“Exit Plan” has the meaning set forth in Section 2.11.

“Intellectual Property License Agreement” or “IPLA” means the Intellectual Property License Agreement among Parent, SpinCo, Supplier, and 3M Innovative Properties Company, dated the date hereof.

“Liable Customer Party” has the meaning set forth in Section 7.2(b).

“Losses” means all losses, damages, costs, expenses, awards, judgments, penalties, and other Liabilities.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Negotiation Period” has the meaning set forth in Section 8.10(a).

“Non-Petrifilm Products” means all Products that are not Petrifilm Products.

“Non-TDSA Product” means all Product purchased and sold hereunder (other than TDSA Product).

“Objection Notice” has the meaning set forth in Section 4.5(a).

“Party” or “Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Personnel Review Charges” has the meaning set forth in Section 4.9.

“Petrifilm Products” has the meaning set forth in Appendix A.

“Price” means the price in effect at any time for any Product as set forth in Section 4.1 and, as applicable, Section 4.3 and Section 4.4.

“Product Forecast” has the meaning set forth in Section 5.4(a).

“Products” means all products described in Appendix A.

“Receiving Party” has the meaning set forth in Section 8.18.

“Regulatory Requirements” means all Laws governing (a) the establishment of recordkeeping or reporting obligations for third party complaints or adverse events, (b) recall, and obligations related to, Product certifications, registrations, listings, qualifications, design, safety, or (c) regulatory compliance.

“Report” has the meaning set forth in Section 4.9.

“Review” has the meaning set forth in Section 4.9.

“Review Firm” has the meaning set forth in Section 4.9.

“Separation Agreement” has the meaning set forth in the Recitals.

“Separation and Merger Agreements” has the meaning set forth in the Recitals.

“Settlement Statement” has the meaning set forth in the TSA; provided that, if a Local Statement is required for purposes of this Agreement, Appendix B attached hereto shall replace Appendix B referred to in the definition of Settlement Statement in the TSA and apply to this Agreement.

“Shutdown” has the meaning set forth in Section 2.7(c).

“Specification” has the meaning set forth in Section 2.2.

“SpinCo” has the meaning set forth in the Recitals.

“SpinCo TVOS Percentage” has the meaning set forth in Section 3.2.

“Standard Inventory Cost” means inventory unit cost as recorded within Supplier’s or its relevant Subsidiary’s financial systems based on Supplier’s global financial standards for inventory costing. Supplier and its relevant Subsidiaries will account for Standard Inventory Cost related to Products manufactured pursuant to this Agreement in a manner consistent with Supplier’s and relevant Subsidiary’s policies and practices applicable to such Products and in existence in the month prior to the Effective Date. If during the Term Supplier makes material changes to such Supplier policies and practices, Supplier will inform Parent of any such changes.

“Statement Date” means the first calendar day of the month in which the Closing occurs.

“Supplier” has the meaning set forth in the introductory paragraph to this Agreement.

“Supplier Indemnified Parties” has the meaning set forth in Section 7.3(a).

“Supplier Manufacturing Facilities” means the facilities which are owned, leased, or operated by Supplier or its Subsidiaries, and in which both SpinCo Business and Company Business products (including the Products) are manufactured, including the facilities listed in Appendix A (located in Brookings, Columbia, Flemington, Sumare, and Wroclaw).

“Supplier Party” means Supplier and any of its Subsidiaries that are providing Contract Manufacturing Services.

“TCM Agreement Contact” has the meaning set forth in Section 2.9.

“TDSA Product” means any Product purchased by Customer hereunder for distribution by Supplier under the TDSA.

“Term” has the meaning set forth in Section 6.1.

“Trademark License Agreement” means the Trademark License Agreement by and between Supplier and Parent, dated the date hereof.

“Transition Distribution Services Agreement” or “TDSA” means the Transition Distribution Agreement Services Agreement by and among Supplier, SpinCo and Parent, dated as of the date hereof.

“Transition Financial Information” has the meaning set forth in Section 4.9.

“Transition Services Agreement” or “TSA” means the Transition Services Agreement by and among Supplier, SpinCo and Parent, dated as of the date hereof.

“TVOS” has the meaning set forth in Section 3.2.

“Uncured Breach” has the meaning set forth in Section 7.2.

Article 2
TRANSITION CONTRACT MANUFACTURING SERVICES

Section 2.1           Products; Transition Contract Manufacturing Services. Upon the terms and subject to the conditions set forth in this Agreement, and in consideration of the amounts payable by Parent pursuant to Article 4, Supplier shall, or shall cause its relevant Subsidiaries to, (a) manufacture at the applicable Supplier Manufacturing Facilities the Products and (b) sell the Products to Customer for any use or purpose, including for purposes of ultimate sale to Customer’s clients pursuant to and in accordance with the terms and conditions of the TDSA (collectively, the “Contract Manufacturing Services”). Appendix A sets forth a complete list of the Products as of the Effective Date, including for each Product, the applicable Term (as further detailed in Section 6.1(a)).

Section 2.2          Product Specifications. Unless otherwise mutually agreed by the Parties in writing, Supplier shall, or shall cause its relevant Subsidiaries to, manufacture each Product in accordance with the applicable production and release specification for such Product used by Supplier during the month prior to the Effective Date (such Product’s “Specification”). Supplier shall not, and shall cause its relevant Subsidiaries to not, make any change to the Specification, nor make any other change that would affect the form, fit or function of the applicable Product, without Parent’s prior written consent. In the event that the Parties mutually agree to modify any Product’s Specification, then such modified specification shall be deemed for all purposes under this Agreement to be such Product’s Specification thereafter as of the effective date of such modification.

Section 2.3          Shipping and Certain Other Terms. With respect to TDSA Products, the shipping and delivery terms of such Products manufactured and sold pursuant to this Agreement shall be determined in a manner consistent with Supplier’s reasonable practices and procedures that were applicable to the SpinCo Business during the month prior to the Effective Date. With respect to Non-TDSA Product, the shipment and freight terms shall be as stated in Appendix A.

Section 2.4           Customer Subsidiaries. In the event Supplier or any relevant Supplier Subsidiaries provide any Contract Manufacturing Services to or for Customer or any of Customer’s Subsidiaries that reasonably require such Contract Manufacturing Services for the operation of the SpinCo Business, Customer and Supplier shall (a) cause each such Subsidiary to comply with its obligations as set forth in this Agreement in respect of such Contract Manufacturing Services and (b) remain fully responsible for its and each such Subsidiary’s compliance with its and their respective obligations (including, if applicable, the performance of such Subsidiary of the Contract Manufacturing Services) under this Agreement and applicable Law.

Section 2.5           Nature and Quality of Contract Manufacturing Services. Each of the Parties understands and agrees that (a) Supplier and its Subsidiaries, as applicable, are not in the business of providing Contract Manufacturing Services for or on behalf of third parties, (b) the standard of care to which Supplier and its Subsidiaries providing Contract Manufacturing Services hereunder shall be held shall be substantially the same degree of care, skill, and diligence used by Supplier or its Subsidiaries, as applicable, in providing services substantially similar to such Contract Manufacturing Services for the SpinCo Business during the twelve (12) month period prior to the Effective Date, (c) the Contract Manufacturing Services shall be provided at times at least materially consistent with the operations of any similar business of Supplier or its relevant Subsidiaries at the time the Contract Manufacturing Services are provided, and (d) nothing in this Agreement shall require or be interpreted in a manner that would hold Supplier or its Subsidiaries to a higher degree of care, skill or diligence in providing Contract Manufacturing Services hereunder used by Supplier or its Subsidiaries in connection with the SpinCo Business in the twelve (12) months prior to the Effective Date.

Section 2.6           Supplier’s Policies and Procedures. Except to the extent in conflict with the terms of this Agreement, the Contract Manufacturing Services shall be provided by Supplier and its relevant Subsidiaries in accordance with their respective reasonable and bona fide policies and procedures that are applicable such Supplier at the time the Contract Manufacturing Services are provided; provided, that, any change to such policies and procedures following the Distribution shall not apply to the extent such change has a disproportionate and material negative effect on the Contract Manufacturing Services. If Customer acts in a manner that is materially inconsistent with such policies or procedures, Supplier shall so inform Customer and specify and provide the relevant policies or procedure to Customer, and Customer shall use commercially reasonable efforts to materially conform to the reasonable requirements included in such policies or procedures. Subject to Section 2.5, Supplier is permitted to make changes from time to time to such policies and procedures; provided, however, that any changes to such policies and procedures shall also apply to Supplier or relevant Supplier Party in the provision of services substantially similar to Contract Manufacturing Services for its own internal organization and shall not have a disproportionate and material negative effect on the Contract Manufacturing Services.

Section 2.7           Limitations to Supplier’s Obligations. In addition to any other limitation or exclusion of Supplier’s and its Subsidiaries’ obligations or liability hereunder, the Parties agree as follows:

(a)        Customer as Sole Beneficiary. Customer acknowledges and agrees that the Contract Manufacturing Services are provided solely for the use and benefit of Customer and solely in support of the operation of the SpinCo Business and transition of the SpinCo Business to Customer. Subject to Section 2.4, Customer shall not allow access to or use of the Contract Manufacturing Services by any other Person or for any other purpose without the prior written consent of Supplier.

(b)        Other Limitations. Subject to Section 5.3 and Section 8.15, Supplier Parties shall provide all Contract Manufacturing Services in accordance with the applicable Demand Plan or Product Forecast, as applicable. If Customer seeks to order volumes or quantities which exceed the Demand Plan or Product Forecast, as applicable, Supplier Parties’ shall make commercially reasonable efforts to supply the additional Contract Manufacturing Services without incurring Liability to the extent it is unable to provide such excess or meet such excess quantities; provided further that Customer shall be required to give at least three (3) months prior notice if the requested volume increase of Contract Manufacturing Services is an increase greater than fifteen percent (15%). Under no circumstance shall any Supplier Party be obligated to provide Contract Manufacturing Services that would exceed the capacity of any Supplier Party; provided, however, that Supplier shall use commercially reasonable efforts to increase production when determined to be appropriate to supply Contract Manufacturing Services, for example, by increasing shifts. If the volumes, quantities or levels of the services provided with respect to any Contract Manufacturing Service during the Term result in a material increase in costs or expenses (beyond those costs and expenses included in COGS) associated with the provision of such Contract Manufacturing Service, each of Customer and Supplier shall negotiate in good faith an amendment to this Agreement to account for such cost or expense increases, and any obligation of Supplier to provide Contract Manufacturing Services in a volume, quantity, or level in excess of that provided to the SpinCo Business during the twelve (12) month period prior to the Effective Date shall be conditioned upon such amendment.

(c)        Maintenance and Shutdowns. If Supplier determines that it is necessary to temporarily suspend Contract Manufacturing Services due to the shutdown or the operation of any IT Assets, facilities, machinery, equipment or similar assets used in the provision of a Contract Manufacturing Services due to scheduled or emergency maintenance, modification, repairs, updates or upgrades, alterations or replacements, (any such event, a “Shutdown”), Supplier shall provide Customer with reasonable prior written notice, which shall be provided promptly following the date established for any regularly scheduled Shutdown, of such Shutdown (including reasonable information regarding the nature and the projected length of such Shutdown), unless it is not reasonably practicable under the circumstances to provide such prior notice, in which case Supplier shall provide notice as soon as reasonably practicable, and, in each case, thereafter Supplier shall use commercially reasonable efforts to cooperate with Customer to minimize and mitigate any impact on or disruption to the Contract Manufacturing Services or the SpinCo Business caused by such Shutdown, and minimize the duration of the Shutdown. Customer shall have no obligation to pay any fees for any Contract Manufacturing Services that were not received as a result of such suspension of Contract Manufacturing Services. If, however, Supplier or its relevant Supplier Party cannot provide such suspended Contract Manufacturing Service for a period of ten (10) consecutive days due to such Shutdown, then Customer reserves the right to terminate such affected Contract Manufacturing Service. In the event the obligations of Supplier or its relevant Supplier Party to provide any Contract Manufacturing Service shall be suspended or terminated in accordance with this Section 2.7(c), no Party shall have any Liability whatsoever to the other Party directly arising out of or solely relating to such suspension or termination of Supplier’s or its relevant Supplier Party’s provision of such Contract Manufacturing Service, except to the extent resulting from (1) a breach by a Supplier Party of any agreement or covenant required to be performed or complied with by a Supplier Party pursuant to this Section 2.7(c) (but subject to the other limitations on Liability set forth in this Agreement) or (2) the Shutdown was caused by Supplier’s negligence in operating the IT Assets.

(d)        Legal Compliance. No Supplier Party shall be required hereunder to take any action (including by providing any Contract Manufacturing Services) that would constitute, or that Supplier reasonably believes would constitute, (i) a violation of any applicable Law, (ii) a material breach of any contractual obligations of Supplier or any of its Subsidiaries, or (iii) any other violation of a third party’s Intellectual Property rights; provided, however, that in each of the foregoing circumstances, Supplier shall (x) provide Customer with prompt written notice upon becoming aware of such impediment and (y) if possible, work around the impediment to modify or perform the affected Contract Manufacturing Services in a manner that does not violate any applicable Law, Supplier’s contractual obligations or third party Intellectual Property rights and that is consistent with Section 2.5 at no additional cost to Customer. If, using commercially reasonable efforts, the Supplier Party is not able to provide the affected Contract Manufacturing Service without violating applicable Law, its contractual obligations or a third party’s Intellectual Property rights, the Parties shall cooperate in good faith to identify a commercially reasonable alternative to the affected Contract Manufacturing Service.

(e)        Product Regulatory Requirements. For the purpose of clarity, and without limiting any other limitation or exclusion of Supplier’s and its Subsidiaries’ obligations or liability hereunder, Supplier Parties shall not be responsible for any Regulatory Requirements. If Customer requests information reasonably required for, and related to, Regulatory Requirements, Supplier Parties shall cooperate in good faith by providing Customer relevant Product information reasonably available to Supplier.

(f)         Information, Cooperation, and Other Assistance. During the Agreement Term, Customer shall, upon request by Supplier, (i) provide Supplier or any other relevant Supplier Party with all information within the control of (or reasonably available to) Customer which is reasonably necessary to perform any Contract Manufacturing Services; provided, that, Customer shall not be required to disclose any information to the extent disclosure to the applicable Supplier Party is not permitted or advisable under applicable Law or disclosure of such information is subject to any contractual restrictions which prevent Customer from disclosing such information; provided, however, if possible, the applicable Parties will seek to work around any such impediment in a manner that does not violate any applicable Law or contractual obligations or restrictions; and (ii) otherwise reasonably cooperate with Supplier or any other relevant Supplier Party to the extent reasonably necessary for the performance of the Contract Manufacturing Services; provided, that, in the case of (i), Customer shall not incur any additional out-of-pocket costs or expenses or fees in connection with such actions. If disclosed by Customer, such information shall be subject to Section 6.17. Supplier and other relevant Supplier Party shall not be liable for any breach of this Agreement to the extent caused by Customer’s failure to provide necessary information or cooperation in breach of Customer’s obligations in this Section 2.8.

Section 2.8           Access.

(a)        To the extent reasonably required for any Supplier Party to perform the Contract Manufacturing Services, or for Customer to receive the Contract Manufacturing Services, the party granting such access shall, without any charge provide the party that requires access with reasonable access, on an as-needed basis, to its equipment, office space, plants, IT Assets (subject to the other terms and conditions of this Agreement applicable to access to IT Assets, including this Section 2.8) and, subject to Section 3.1, to the Customer Equipment. The accessing party shall use commercially reasonable efforts to minimize the disruption to the granting party’s operations in exercising such access rights. The accessing party’s access granting party’s Confidential Information shall be subject to Section 8.18; provided, that Customer understands that (i) such access shall be limited solely to that which is necessary in order for Supplier or any relevant Supplier Subsidiary to perform the Contract Manufacturing Services; (ii) such access is expressly conditioned on Supplier receiving the necessary Consents from the applicable software vendor or licensor; and (iii) Customer shall be responsible for, and shall pay and reimburse Supplier and any relevant Supplier Party for, all incremental costs, expenses, fees, levies, or charges incurred by Supplier or any relevant Supplier Subsidiary in obtaining any software licenses and required Consents or Notifications necessary to permit such access from any applicable software vendor or licensor or otherwise, in each case, to the extent incurred solely to provide, and solely attributable to, the Contract Manufacturing Services; provided, further, that Supplier shall use commercially reasonable efforts to secure any and all necessary Consents from the applicable software vendor or licensor. During the period that the Agreement Term and term of the TSA, Transition Services Schedule 1 are concurrent, any access provided to a Transferred Employee or contractor of SpinCo (or replacement thereof) pursuant this Section 2.8 shall be subject to the applicable terms of the TSA, Transition Services Schedule 1. To the extent any SpinCo Employee or contractor of SpinCo (or replacement thereof) reasonably requires access to certain Supplier IT Assets in order for Supplier or any relevant Supplier Subsidiary to perform the Contract Manufacturing Services, such access shall be made available subject to and in accordance with the applicable terms of the TSA, Transition Services Schedule 1 and Section 2.8(c). After the expiration of the term of the TSA, Transition Services Schedule 1, the Parties commit to negotiate in good faith and agree in writing on the terms and scope of any access provided to a Transferred Employee or contractor of SpinCo (or replacement thereof) pursuant to this Section 2.8 (including, among other things, the duration and fee) governing such access.

(b)        If any Party or its Affiliates, or its or their employees (including SpinCo Employees) or contractors have access (either on-site or remotely) to the IT Assets in relation to the Contract Manufacturing Services, such party shall (i) limit such access solely to the use of such IT Assets for purposes of the Contract Manufacturing Services and shall not access or attempt to access the IT Assets other than those required for the Contract Manufacturing Services, (ii) use IT Assets in accordance with the granting party’s reasonable rules, policies, and procedures applicable to such granting party (with respect to Customer as the accessing party, copies of which have been provided to SpinCo Employees via Supplier’s intranet site) and in accordance with all applicable Laws, (iii) with respect to any facility (including any SpinCo Real Property) in which such IT Assets are located, maintain reasonable security and access control, (iv) not extract or share any data from the IT Assets except for the purposes of the Transition Contract Manufacturing Services and in the case of SpinCo, solely as requested and directed by Customer and in accordance with Schedule 4.1 of the Separation Agreement, and (v) not introduce any Malicious Code into the IT Assets. The accessing party shall limit access to the IT Assets to only its or its Affiliates’ employees or contractors that the Parties mutually agree have a need to have such access in connection with the Contract Manufacturing Services; provided, that SpinCo Employees and contractors who have had access to such IT Assets during the month prior to the Effective Date or to such other employees and contractors of SpinCo or its Subsidiaries replacing any such SpinCo Employees and contractors pursuant to Section 2.10 will be deemed to have a bona fide need to have such access in connection with the Contract Manufacturing Services; and provided, further, that any such other employees and contractors of the accessing party granted such access complete reasonable training required by the granting party in its internal organization on the permitted and proper access and use of the applicable IT Assets (which training shall be promptly provided to such employees and contractors by the granting party). The accessing party will promptly notify the granting party of the termination of any employee or contractor of the accessing party with a user identification number for the IT Assets and inform each such terminated employee or contractor that their access to and use of IT Assets has been revoked. The accessing party will return all tangible IT Assets used by such terminated employee or contractor to the granting party no later than fourteen (14) days after termination of such employee or contractor. All user identification numbers and passwords disclosed pursuant to this Agreement to and any information obtained by the accessing party as a result of its access to and use of the IT Assets which is confidential or proprietary shall be deemed to be, and treated as, Confidential Information hereunder. The accessing party’s employees and contractors shall not share or disclose their user identification numbers and passwords to any other employee or contractor of Parent or its Subsidiaries or to any third party. The accessing party is responsible for its and its Subsidiaries’ employees’ and contractors’ use and misuse of the IT Assets. The granting party may revoke the access of an employee or contractor of the accessing party in the event of an actual or reasonably suspected material violation of this Agreement or the granting party’s applicable policies or procedures by such employee or contractor, which violation is likely to cause a security issue or vulnerability or other adverse effect on the functionality of the IT Assets, and which polices and procedures have been made available to such employee or contractor before such violation. The accessing party shall cooperate with the granting party in the investigation of any actual or suspected unauthorized access to any of the IT Assets (at the granting party’s sole cost and expense). The accessing party shall cooperate with the granting party in the investigation of any actual or suspected unauthorized access to any of the IT Assets (at the granting party’s sole cost and expense). If the accessing party becomes aware of its or its Subsidiaries’ employee’s or contractor’s noncompliance with any of the requirements set forth in this Section 2.8, the accessing party shall (x) promptly notify the granting party in writing and provide a reasonable description of such noncompliance and (y) promptly cooperate with the granting party’s reasonable requests in connection with its investigation and mitigation of any adverse effects to the IT Assets due to such noncompliance.

(c)        Each Supplier Party shall, without any charge: (i) provide Customer with reasonable access upon reasonable request in advance to Supplier and any relevant Subsidiary, to the Customer Equipment and inventories of Products and raw materials and works-in-progress used to manufacture Products, in each case located at such Supplier Manufacturing Facility; (ii) perform any tasks and provide any acknowledgments, Approvals or Notifications or materials specified to be provided by Supplier related to such access; and (iii) cooperate with Customer in the planning, staging and removal of the SpinCo Assets from such Supplier Manufacturing Facility in accordance with the Exit Plan. Each Supplier Party shall grant the access described in (i) during business hours (unless such access is needed urgently or related to an emergency) and the accessing party shall use commercially reasonable efforts to minimize the disruption to Supplier’s operations in exercising such access rights.

Section 2.9          TCM Agreement Contact. Supplier and Parent shall each designate an individual to act as its primary point of operational contact for the administration and operation of this Agreement (each, a “TCM Agreement Contact”). For Supplier, the initial TCM Agreement Contact shall be Nicholas Jepperson, Project Specialist, Integration Management Office, 3M Company (njepperson@mmm.com; 651-736-7199). For Parent, the initial TCM Agreement Contact shall be Amy Rocklin, Vice President, General Counsel and Corporate Secretary, Neogen Corporation (arocklin@neogen.com; 517-372-9200). With respect to the Party a TCM Agreement Contact represents, each TCM Agreement Contact shall have overall responsibility for coordinating all activities undertaken by such Party hereunder, for acting as a day-to-day contact with the other Party on matters related to this Agreement, for making available to the other Party information and other support reasonably required for the performance of the Contract Manufacturing Services in accordance with the terms of this Agreement, and for initially negotiating the resolution of any Disputes between the Parties under this Agreement. The TCM Agreement Contacts shall meet or confer, by telephone or in person, from time to time as reasonably necessary, but no less than biweekly, between the Effective Date and the expiration of the Agreement Term in order to promote open and efficient communication regarding effective and coordinated performance of, and resolution of questions and issues related to, the Contract Manufacturing Services. There will be a standing agenda for each such meeting, which may be updated from time to time and which shall be circulated by the Chair at least one (1) day prior to any meeting. Supplier and Parent may change their respective TCM Agreement Contacts from time to time upon delivery of a written notice to the other Party in accordance with Section 8.3.

Section 2.10         Customer Acknowledgment and Representations. Customer understands that the Contract Manufacturing Services provided hereunder are transitional in nature and are provided for the purpose of working toward a smooth and an orderly transfer of the SpinCo Business to SpinCo and Customer. Customer agrees that Supplier shall not be responsible for any Losses to the extent resulting from Customer’s (a) failure to retain SpinCo Employees who performed critical functions for the SpinCo Business in support of any services substantially similar to the Contract Manufacturing Services immediately prior to the Effective Date to continue to perform such functions to the extent necessary for Customer to receive the Contract Manufacturing Services (and, in the event a SpinCo Employee for any reason does not continue with SpinCo or Customer, is no longer able to perform such functions, is terminated or otherwise leaves the employ of SpinCo or Customer, or is not retained by SpinCo or Customer, to replace any such SpinCo Employee with, or assign the critical functions performed by such person to, an employee or contractor of comparable skill for the function as soon as reasonably practicable) during the Term of such Contract Manufacturing Services, or (b) failure to employ or otherwise engage personnel to perform critical functions for the SpinCo Business to receive the Contract Manufacturing Services. During the Agreement Term, Customer agrees to work diligently and expeditiously using commercially reasonable efforts to employee or retain personnel, and establish its own logistics, infrastructure and systems, to enable a transition to its own internal organization (or employ directly the services of contractors, subcontractors, vendors, or other third party providers).

Section 2.11         Exit Planning. In order to promote a smooth and orderly wind down and transition to Customer or the appropriate vendor of Contract Manufacturing Services, the representatives of Supplier and Customer shall meet or confer, in person or by telephone, as reasonably necessary (but no less than weekly during the period that the Agreement Term and the term of the TSA are concurrent, and no less than biweekly thereafter) to in connection with Customer’s plan in good faith and, at Supplier’s reasonable and periodic request, communicate to Supplier the wind down and service exit activities that will need to be managed or completed in preparation for the termination or expiration of each the Products under this Agreement. These activities shall be reflected in a written service exit plan (the “Exit Plan”) prepared by Customer and delivered to Supplier no later than ninety (90) days before the expiration or termination of this Agreement; provided, that, failure of Customer to deliver such Exit Plan shall not extend the Agreement Term or delay the termination or expiration of this Agreement. Supplier and its Subsidiaries shall not be responsible or liable for any inconvenience, loss or damages to Customer resulting from the failure to prepare, deliver, or implement the Exit Plan.

Article 3
USE AND MAINTENANCE OF CUSTOMER EQUIPMENT

Section 3.1           Use of Customer Equipment. Supplier and its relevant Subsidiaries shall at all times during the Agreement Term have the right to use any Customer Equipment, for (a) any purposes reasonably necessary to the provision of Contract Manufacturing Services and (b) solely with the prior written consent of Customer, purposes reasonably necessary to the business or operation of Supplier or any of its Subsidiaries and consistent with Supplier’s use in the twelve (12) month period prior to the Effective Date.

Section 3.2           TVOS Review; Potential Adjustment. No later than ninety (90) days after the end of each calendar year during the Agreement Term, Supplier shall provide Customer with the percentage of transfer volume of shipment, as measured in accordance with Supplier’s or its relevant Subsidiary’s policies and practices in effect during the 12-month period prior to the Effective Date (“TVOS”), that the operations of the SpinCo Business represented during such calendar year (the “SpinCo TVOS Percentage”) at each of the Company Manufacturing Facilities located in Brookings, South Dakota and Wroclaw, Poland (the “Applicable Facilities”). If the SpinCo TVOS Percentage increases by (a) more than fifty percent (50%) in the Applicable Facility in Brookings, South Dakota and/or (b) more than one hundred percent (100%) in the Applicable Facility in Wroclaw, Poland compared to the SpinCo TVOS Percentages for such Applicable Facilities for the prior calendar year, then Supplier shall provide a reasonably detailed analysis of the underlying reasons for such change(s) in the applicable SpinCo TVOS Percentage(s). If the resulting increase in manufacturing absorption costs, net of any variances, to the SpinCo Business was due to a decline in Supplier TVOS at the Applicable Facilit(ies) (and, for the avoidance of doubt, not to the extent due to an increase or decrease in SpinCo Business TVOS), then Supplier shall promptly remit to Customer the amount of such increase in cost over the prior year.

Section 3.3          Ownership. Supplier acknowledges, on behalf of itself and each other Supplier Party, that the Customer Equipment, any replacements thereof, and all related drawings and other documentation related thereto are the property of Customer (or one of its Subsidiaries). Customer (or one of its Subsidiaries) retains all right, title and interest in and to the Customer Equipment and Supplier, on behalf of itself and all other Supplier Parties, disclaims any such interest other than its rights to use the Customer Equipment under and in accordance with this Agreement. Supplier shall not sell, encumber, assign or otherwise dispose of any Customer Equipment and shall keep the Customer Equipment free from any Security Interest during the Agreement Term. Except as contemplated in Section 3.5, Supplier and its Subsidiaries shall not transfer or remove any Customer Equipment from any Supplier Manufacturing Facility without the prior written consent of Customer.

Section 3.4          Maintenance and Repair. During the Agreement Term, (a) Supplier shall, or shall cause its relevant Subsidiaries to, for no additional consideration, perform reasonable and ordinary maintenance and routine repairs to keep the Customer Equipment in good repair and working order and prevent the Customer Equipment from deteriorating (except, in each case, for any reasonable, ordinary course wear and tear); and (b) Customer shall be solely responsible for performing and paying all costs for any maintenance or repairs beyond such reasonable and ordinary maintenance and routine repairs to the Customer Equipment referred to in clause (a), except to the extent needed as a result of Supplier’s gross negligence, in which case Supplier shall be responsible for such costs. If, during the Agreement Term, Supplier identifies maintenance or repairs for which Customer would be responsible pursuant to clause (b) above, Supplier shall promptly provide Customer written notice of such repair or maintenance, including a good faith estimate of the time, disruption to operations and cost associated therewith and, if applicable a recommended third party vendor to perform such repair or maintenance; provided that a third party vendor shall only be selected by Customer to perform such repair or maintenance if the vendor is able to perform such work in a timely manner and is able to avoid undue disruption. Customer shall, within five (5) days (or fewer if the situation requires) of receipt of such notice, notify Supplier as to whether such maintenance or repair is approved (and whether Customer would prefer to conduct such repair using a different third party). If Customer elects for (i) Supplier to conduct such maintenance or repair, and Supplier is willing to undertake the repair, Supplier shall perform such maintenance or repairs in a manner materially consistent with the policies and practices applicable to repairs and maintenance for the Company Business, and Customer shall reimburse Supplier for a reasonable amount intended to reflect Supplier’s actual cost incurred in performing such maintenance or repair, or (ii) Supplier’s proposed third party to perform the repair or maintenance, Supplier shall negotiate and enter into an agreement with such third party vendors to perform the repairs or maintenance on the terms included in the notice provided to Customer, and Customer shall reimburse Supplier for its out-of-pocket expenses paid to such third party. If Customer desires to perform any such maintenance or repairs itself or using a third party provider to conduct such repairs or maintenance, Supplier shall grant such parties access to conduct such repairs or maintenance and shall provide reasonable assistance in connection therewith; provided, that, with respect to any such third party providers, Supplier or Customer can require that they are subject to restrictions on its use and disclosure of Supplier’s Confidential Information at least as restrictive as those set forth in this Agreement. Supplier shall have the right to reasonably approve and condition access with respect to any third party providing maintenance and repair services hereunder at a Supplier Manufacturing Facility.

Section 3.5           Risk of Loss; Duty to Insure. The risk of loss or damage with respect to Customer Equipment remains with Customer during the Agreement Term, unless any such loss or damage (i) is primarily due to a Supplier Party’s failure to repair or maintain such Customer Equipment in accordance with Section 3.4 or (ii) Supplier’s gross negligence or willful misconduct in operating the Supplier Manufacturing Facilities, in which case of (i) and (ii), Supplier shall responsible for the risk of loss or damage. Until the Customer Equipment shall have been removed from the Supplier Manufacturing Facilities in accordance with Section 3.5, Customer shall insure the Customer Equipment against any risk of loss or damage thereto from any cause, including theft, pilferage, deterioration or casualty, except due to intentionally wrongful acts of Supplier. Except as otherwise stated in Section 3.3, Customer shall bear all costs to replace or repair any Customer Equipment that have been lost, damaged destroyed, or that are no longer in good repair and working order. All replacements of the Customer Equipment shall become property of Customer and will be deemed for all purposes under this Agreement to be the Customer Equipment.

Section 3.6           Removal of Customer Equipment. Upon the expiration or termination of this Agreement, or upon the termination of any Contract Manufacturing Service at any Supplier Manufacturing Facility, Supplier shall, and shall cause its relevant Subsidiaries to, retain and provide reasonable assistance to Customer or a third party contractor (“Contractor”) selected by or consented to in writing by Customer, which shall remove from manufacturing operations, crate, and make available for transport (a) in the case of the expiration or termination of this Agreement, all Customer Equipment, or (b) in the case of the termination of any Contract Manufacturing Service at any Supplier Manufacturing Facility, all Customer Equipment at such Supplier Manufacturing Facility that is not used in the performance of any other Contract Manufacturing Service at such Supplier Manufacturing Facility, in each case in the same condition (except for any reasonable wear and tear) as such Customer Equipment was in on the Closing Date. Customer agrees to assume responsibility for, and pay all expenses in connection with, and reimburse Supplier for, reasonable costs (whether internal or external) incurred by Supplier and its relevant Subsidiaries in connection with the removal of Customer Equipment, including costs and expenses associated with (i) removing, crating, and making available for transport all Customer Equipment, which costs shall be agreed by the Parties in the Exit Plan, and (ii) restoring the areas of such facilities in which the Customer Equipment was located (and any other areas of such facilities that were impacted or damaged in connection with such removal) to a broom clean and safe condition including by (x) safely capping supply and discharge lines (electrical, liquids, gas, etc.) and (y) repairing any damage or holes to concrete, flowing, walls or ceilings. Customer shall also be responsible for making arrangements for, and paying all expenses associated with, transportation of the Customer Equipment. Supplier will propose a Contractor per the timeline agreed upon in the Exit Plan, or otherwise ninety (90) days prior to the expiration or (if possible) termination of this Agreement or any Contract Manufacturing Service and will share the name of the Contractor and the preliminary cost estimate and any other material terms provided by the Contractor to Customer. If Customer objects to the selected Contractor, Customer must notify Supplier of its objection within thirty (30) Business Days, and Supplier and Customer will work together in good faith to promptly identify an alternate third-party contractor that is mutually acceptable to Supplier and Customer. Supplier and Customer will cooperate to define exact timing for the removal of the Customer Equipment in the Exit Plan; provided, such removal and transportation shall be completed within sixty (60) Business Days following the date of such expiration or termination; provided, that such sixty (60) Business Day period may be extended as reasonably necessary as a result of any relevant travel restrictions due to COVID-19 or any COVID-19 Measure or any Event of Force Majeure. Supplier agrees, from and after the date of such expiration or termination, to provide, or cause its relevant Subsidiaries to provide, Customer, its agents and employees access to those areas of the Supplier Manufacturing Facilities during reasonable business hours or otherwise in accordance with the Exit Plan, upon reasonable notice and subject to any applicable COVID-19 Measure, necessary for purposes of transporting such Customer Equipment. For the avoidance of doubt, nothing herein modifies the terms stated in Section 3.5. Supplier will invoice Customer for all expenses associated with this Section 3.6 promptly after Supplier incurs such expenses, as agreed in the Exit Plan.

Article 4
PRICING AND PRICE CHANGES

Section 4.1           Prices For TDSA Products.

(a)        For all TDSA Products, the Price of each Product shall be COGS recorded in Supplier’s or its relevant Subsidiary’s financial system for the applicable monthly Settlement Statement or any Local Statement (if applicable) for such Product plus the applicable mark-up percentage for the relevant time period as stated in Appendix A.

(b)        Any payments due and payable pursuant to Section 4.1(a) (which are not subject to an Objection Notice) and not made within the time required pursuant to Section 4.1(a) shall bear interest from the date such payments were required to be made through the date of payment at a rate of prime plus two percent (2%).

(c)        In the event Customer and Supplier shall mutually agree in writing that Supplier shall provide any service (including repairs to Customer Equipment beyond ordinary maintenance) pursuant to this Agreement in addition to the Contract Manufacturing Services, the price for such services shall be as mutually agreed in writing by the TCM Agreement Contacts.

Section 4.2           Payment for TDSA Product. With respect to TDSA Product:

(a)        Supplier shall include amounts payable by Customer under this Agreement in the relevant monthly Settlement Statements issued to Customer or any Local Statement (if applicable) issued to Customer or a Subsidiary of Customer pursuant to Section 3.4 of the TSA).

(b)        Customer shall pay, in accordance with the timing specified in Section 3.3(a) of the TSA, all amounts payable by Customer under Section 4.2 of this Agreement.

Section 4.3            Pricing for Non-TDSA Product. During the Agreement Term, for all Products supplied after termination or expiration of the term of the TDSA and for all other Non-TDSA Product supplied during the Agreement Term, Product Pricing shall be as follows:

(a)        Supplier’s then applicable calculation of the Standard Inventory Cost of the applicable Product, as most recently calculated by Supplier in accordance with Supplier’s and any relevant Subsidiary’s policies and procedures related to the calculation of Standard Inventory Cost, plus the applicable mark-up percentage for the relevant time period as stated in Appendix A.

(b)        Thereafter, in accordance with Supplier’s and any relevant Subsidiary’s then current policies and procedures related to the calculation of Standard Inventory Cost, the Product prices will be adjusted when needed to reflect changes (increases or decreases) in Standard Inventory Cost for each of the Products. Supplier anticipates any such price change(s) shall become effective in January of each year during the Agreement Term.

(c)        In the event Customer and Supplier shall mutually agree in writing that Supplier shall provide any service (including repairs to Customer Equipment beyond ordinary maintenance) pursuant to this Agreement in addition to the Contract Manufacturing Services (which are not already provided as Transition Services or Transition Distribution Activities), the price for such services shall be as mutually agreed in writing by the TCM Agreement Contacts, following good faith negotiations.

Section 4.4           Price Changes for Non-TDSA Product. During the remainder of the Agreement Term after termination or expiration of the term of the TDSA, with respect to any Non-TDSA Product sold hereunder during the Term, in addition to the adjustment provided for in Section 4.3(b), if the price of any raw materials used in the manufacture of such Product has increased by at least ten percent (10%) relative to the price Supplier or any relevant Subsidiary was paying for such raw material as of the Effective Date, the Price of any such Product may be revised by an amount equal to the increase in such price of raw materials, upon thirty (30) days’ prior written notice delivered to Customer, provided that such increase shall not occur more than twice in any calendar year. During the Agreement Term, each Supplier Party shall use commercially reasonable efforts to conduct the Contract Manufacturing Activities in a manner that minimizes the Price.

Section 4.5            Payment for Non-TDSA Product. The following shall apply to payment for all Products supplied during the Agreement Term after termination or expiration of the term of the TDSA and for all other Non-TDSA Product supplied during the Agreement Term:

(a)        Payment. Payment of the amounts due by Customer hereunder shall be made monthly, based on invoices issued by Supplier or its relevant Subsidiary to Customer in the manner set forth in this Agreement. Any such payment pursuant to this Agreement shall be made by Customer (i) to Supplier or its relevant Subsidiary and (ii) in the applicable currency, in each case as specified in the applicable invoice, within thirty (30) days after the date of issuance of such invoice, without set off; provided, however, that in the event Customer has a good faith objection to any portion of any invoice on the grounds that it does not comply with this Agreement, as set forth in a written notice to Supplier containing reasonable detail as to the basis for Customer’s objection (an “Objection Notice”), Customer shall pay that portion of such invoice to which it does not object in such Objection Notice and Supplier and Customer shall resolve any dispute relating to the portion of the invoice to which Customer has objected pursuant to Section 4.6.

(b)        Failure of Payment. Any payments due and payable pursuant to Section 4.2(a)) (which are not subject to an Objection Notice) and not made within the time required pursuant to Section 4.5(a) shall bear interest based on the federal funds rate in effect on the date such payments were required to be made through the date of payment. Without limiting other available remedies, Supplier reserves the right to suspend the performance of Contract Manufacturing Services under this Agreement upon failure of Customer or a designated Subsidiary of Customer to make any payment which is past due pursuant to this Agreement, which failure is determined to be a material breach of this Agreement, except to the extent that such payment is subject to a dispute pursuant to Section 4.5(a); provided, however, that Supplier must provide written notice of its intention to suspend, or cause to be suspended, performance of any such Contract Manufacturing Services and provide Customer thirty (30) days to cure such failure in full. Notwithstanding anything to the contrary herein, to the extent any failure of Customer or a designated Subsidiary of Customer to make any payment due pursuant to this Agreement, to the extent it is determined to be a breach of this Agreement, shall be deemed a breach solely with respect to this Agreement (and not with respect to any other Transaction Document).

Section 4.6          Payment Dispute Resolution. If Customer disputes, pursuant to Section 4.5(a), any amount reflected in a Settlement Statement or Local Statement (if applicable), Customer must deliver to Supplier and relevant Subsidiary of Supplier an Objection Notice no later than thirty (30) days after receiving such Settlement Statement or Local Statement. Subject to Supplier’s audit rights herein and in any other Transaction Document, if Customer or Subsidiary of Customer does not deliver to Supplier and relevant Subsidiary of Supplier an Objection Notice during such thirty (30) day period, Customer and relevant Subsidiary of Customer shall be deemed to have accepted such Settlement Statement or Local Statement (or the undisputed charges therein) and no dispute with respect to such Settlement Statement or Local Statement (or such undisputed charges) may thereafter be commenced. Within ten (10) days of Supplier’s and relevant Subsidiary of Supplier’s receipt of such Objection Notice, the TCM Agreement Contacts shall discuss in good faith a resolution of such Dispute. If, following such discussions, the TCM Agreement Contacts have not resolved such Dispute, then within ten (10) days after such discussions, the TCM Agreement Contacts shall discuss again, by telephone or in person, and members of senior management with authority to resolve such Dispute of each of Supplier and Customer shall attend and participate in such discussion. If such Dispute remains unresolved following such meeting of TCM Agreement Contacts and senior management personnel, such Dispute shall be resolved pursuant to Section 8.10 (provided, that, the Negotiation Period shall be deemed to have run). Any disputed amount under this Section 4.6 shall be paid within ten (10) days after the dispute has been finally resolved.

Section 4.7           Invoices.

(a)        With respect to TDSA Product, TDSA Products purchased by Customer shall be then and there deemed to have been invoiced by Supplier or, as applicable, its relevant Subsidiary to Customer in accordance with this Agreement and Supplier’s or, as applicable, its relevant Subsidiary’s then current financial practices and accounting systems without the need for written invoices between them, except as may be required by applicable Law, or as otherwise agreed by the Parties.

(b)        With respect to Products supplied during the Term after termination or expiration of the term of the TDSA and any other Non-TDSA Product, Supplier or its relevant Subsidiary shall invoice Customer promptly following shipment of any Product to Customer for the Price of such Product. Each such invoice shall be issued in the local currency of the jurisdiction in which the applicable Product was manufactured.

(c)        To the extent the amount of any charge for any Product requires any currency exchange for any TDSA Product, Supplier shall convert such amount into U.S. dollars based upon the applicable foreign exchange rate reported by the foreign exchange rate services of Bloomberg using the average of each daily rate within the month on the day such Product was shipped (or, if such day is not a Business Day, then on the Business Day immediately preceding such day). To facilitate the monthly Settlement Statement process, the amounts payable for Non-TDSA Product purchased and sold hereunder will be reflected on Settlement Statements issued during the term of the TDSA, but for any such purchases Customer would not be charged any Company Compensation. Upon written request by Customer’s TCMA Contact to Supplier’s TCMA Contact, Supplier shall make its personnel reasonably available to answer questions and provide supporting documentation (to the extent such documentation already exists or is otherwise routinely generated by Supplier in the ordinary course) with respect to any Settlement Statement or Local Statement (if applicable).

(d)        To the extent the amount of any charge for any Product requires any currency exchange during the Term after the termination or expiration of the TDSA or with respect to any other Non-TDSA Product, Supplier shall convert such amount accordingly based upon the applicable foreign exchange rate typically used by the applicable Supplier or Supplier Subsidiary on the day such product is shipped.

Section 4.8           Taxes. The amounts set forth herein with respect to fees, charges, expenses and other amounts due hereunder are exclusive of all applicable stamp tax, value-added tax, goods and services tax, excise tax, transfer tax, sales tax, use tax, property tax, gross receipts tax, escheat/unclaimed property tax, withholding tax, payroll tax, or any similar tax, levy, assessment, tariff, duty (including customs duty), and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority, that Supplier may be required to collect from Customer in connection with Supplier’s performance hereunder (“Covered Taxes”), excluding, for the avoidance of doubt, any income, franchise, business and occupation or other taxes imposed in lieu of a tax on income. Customer shall be responsible for and pay any tax imposed as a result of its receipt of the Contract Manufacturing Services or imposed on it with respect to the payments due to Supplier hereunder. Any Covered Taxes required to be paid by Supplier in connection with this Agreement or the performance hereof will be promptly reimbursed to Supplier by Customer and such reimbursement shall be in addition to the amounts required to be paid by Customer as set forth in this Article 4. Notwithstanding the foregoing, Supplier shall be responsible for any Covered Taxes (but only to the extent in the nature of, or constituting, penalties or interest) imposed as a result of a failure to timely remit any Covered Taxes to the applicable Governmental Authority to the extent Customer timely remits such Covered Taxes to Supplier or Customer’s failure to do so results from Supplier’s failure to timely charge or provide notice of such Covered Taxes to Customer. In the event that Customer is required to deduct or withhold taxes in connection with any payments to Supplier, then Customer shall duly withhold and remit such taxes and shall pay to Supplier the remaining net amount after the taxes have been withheld. Customer shall promptly furnish to Supplier a copy of an official tax receipt or other appropriate evidence of any taxes imposed on payments made under hereunder. Supplier and Customer will cooperate with each other in order to minimize applicable Taxes (other than Covered Taxes) in a manner that is mutually agreeable and in compliance with applicable Law, including by timely signing and delivering (or causing to be timely signed and delivered) such certificates or forms as appropriate to establish any available exemption from (or otherwise reduce) any such Taxes. The Parties shall cooperate and use commercially reasonable efforts to (i) minimize the amount of Taxes covered by this Section 4.8 or required to be withheld under applicable Law under this Section 4.8, (ii) claim the benefit of any exemptions or reductions in applicable rates, to the extent allowable under applicable Law, and (iii) furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, information and assistance relating to the preparation and filing of any Tax return, claim for refund or other filings relating to Taxes described in this Section 4.8.

Section 4.9          Transition Financial Records. Supplier shall keep materially complete information relevant to verify the accuracy of the amounts due and payable under this Agreement, the TSA and the TDSA, including with respect to Supplier’s COGS and Standard Inventory Cost under this Agreement, Net Proceeds under the TDSA and Service Fees under the TSA (collectively, the “Transition Financial Information”). Customer shall have the right during the Agreement Term to request that Agreed Upon Procedures, as defined hereafter, be undertaken to verify the Transitional Financial Information (a “Review”). Upon Customer’s written request for a Review (which request shall be made no more than once annually during each year of the Agreement Term), Supplier shall, at Customer’s expense (including reimbursement of Supplier’s reasonable documented out-of-pocket expenses) and the Personnel Review Charges (as described below), cause a mutually agreed upon independent public accounting firm (the “Review Firm”) to (a) review such records to verify the Transition Financial Information (for a reasonable period during the Agreement Term, specified by Customer) and (b) provide to Customer and Supplier a report (the “Report”) reasonably detailing their findings in connection with performing the specified procedures, including as applicable any amount of overpayment by Customer to Supplier or underpayment by Supplier to Customer, as applicable (collectively the “Agreed Upon Procedures”). If such Report reveals that Customer has overpaid Supplier or Supplier has underpaid Customer, in either case, by more than 5% for the applicable assessed period, then Supplier shall be fully responsible for the cost of the Review conducted hereunder, and shall (i) remit to Customer the amount of such overpayment as a credit in the next monthly Settlement Statement or, if Supplier is no longer delivering and remitting payments via Settlement Statements, then via direct remittance within thirty (30) days following receipt of such Report, (ii) remit to Customer the amount of any underpayment within thirty (30) days following receipt of such Report, and (iii) reimburse Customer for any Personnel Review Charges already paid by Customer in connection with such Review. If such Report reveals that Customer has underpaid Supplier or Supplier has overpaid Customer, in either case, by more than 5% for the applicable assessed period, then Customer shall remit to Supplier the amount of such underpayment as a debit in the next monthly Settlement Statement or, if Supplier is no longer delivering and remitting payments via Settlement Statements, then via direct remittance within thirty (30) days following receipt of such Report; provided, for clarity, in such scenario (i) Supplier shall bear its costs and expenses associated with such Review (including any Personnel Review Charges) and shall reimburse Customer for any such costs and expenses (including any Personnel Review Charges) already paid to Supplier and (ii) Supplier shall not seek or be entitled to any other reimbursement or payment from Customer in connection with such Review. Except as set forth in the foregoing sentences, Customer shall reimburse Supplier for Supplier’s personnel in connection with a Review, which shall be charged at a rate of $[* * *] per hour for the first 200 personnel hours of each Review, $[* * *] per hour for the next 100 personnel hours of the Review, and $[* * *] per hour for all additional personnel hours for such Review (the “Personnel Review Charges”). For avoidance of doubt the foregoing hourly rates apply per each Review conducted, and shall not be aggregated across Reviews conducted in accordance with this provision. Customer may request at any time that Supplier’s personnel cease to perform work associated with a Review; provided, that, if the Review Firm is unable to complete and deliver its Report because Customer so elects to cease such personnel’s performance, then the activities already undertaken in furtherance of such Review shall nevertheless satisfy Supplier’s obligation to permit one such annual Review pursuant to this Section 4.9, unless and until Customer confirms such personnel may resume and continue work associated with such Review; provided, that, such resumption of work must begin no later than thirty (30) days following the date on which Customer elected to cease such personnel’s performance. Customer shall also have the right, exercisable once in the six (6) months following the last to expire or terminate of the TSA, TDSA, and TCMA, to conduct a Review with respect to the Transition Financial Information relevant to the final year of the applicable Term. For the avoidance of doubt, the Review rights set forth in this Section 4.9, Section 2.8 of the TSA and Section 2.6(d) of the TDSA are not intended to be incremental to one another, but rather one common set of Review rights, which has been replicated in each of this Agreement, the TSA and the TDSA for ease of reference.

Article 5
CUSTOMER ORDERS AND FORECASTS

Section 5.1           Customer Orders of TDSA Product. With respect to TDSA Product, Customer’s orders to Supplier or relevant Supplier Subsidiary for Product shall be derived from and consistent with the Demand Plan for each such TDSA Product and when entered in Supplier’s or relevant Supplier Subsidiary’s systems by or for the SpinCo Business consistent with the practices of the SpinCo Business during the twelve (12) month period prior to the Effective Date shall be deemed a purchase order of Customer. Such orders shall be in the currency and subject to the terms customarily used by Supplier or its relevant Subsidiary in the one month period prior to the Effective Date by Supplier or its relevant Subsidiary to the extent consistent with this Agreement.

Section 5.2           Purchase Orders for Non-TDSA Product. When Customer submits a purchase order for Products during the Agreement Term after termination or expiration of the term of the TDSA or for any other Non-TDSA Product during the Agreement Term, such purchase order will be a firm order. With respect to any such purchase order submitted by Customer to Supplier pursuant to this Agreement, the Parties agree that the terms and conditions of this Agreement shall control, and that no terms or conditions specified in such purchase order shall have any effect, except as to the identification of the quantity of Products ordered pursuant to such purchase order. Supplier’s acceptance of any such purchase order may occur by (a) shipment of the applicable Products to Customer, (b) written acknowledgement delivered by Supplier to Customer, or (c) electronic shipment confirmation.

Section 5.3           Supply of Product. For any Product order Customer submits in accordance with this Agreement, whether for TDSA Product or for Non-TDSA Product, Supplier shall, or shall cause its relevant Subsidiaries to, supply the requested Product and quantities, and shall use commercially reasonable efforts to deliver the Products specified in such order within Supplier’s lead time for such Products. Supplier shall accept all orders for Products made by Customer that are consistent with the Forecast or Demand Plan, as applicable, and otherwise in compliance with this Agreement. Nothing in this Agreement shall require or be interpreted in a manner that would hold Supplier or its Subsidiaries to a higher degree of care, skill or diligence in providing service levels hereunder than used by Supplier or its Subsidiaries in connection with the SpinCo Business in the twelve (12) months prior to Close. If Supplier or its relevant Subsidiary will not be able to deliver any Product within such period, Supplier shall notify Customer and provide Customer with an estimate of the delivery time of such Product.

Section 5.4           Forecasts for Non-TDSA Product.

(a)        During the Agreement Term, with respect to Non-TDSA Products, Customer shall deliver to Supplier a forecast of Customer’s good faith estimate of its anticipated purchases of the Non-TDSA Products during the following twelve (12) months (a “Product Forecast”) which Customer shall update each month thereafter no later than the last Business Day of each month during the Agreement Term. Each such Product Forecast shall be prepared in good faith and include, to the extent reasonably practical, a breakdown of the specific quantity of each such Non-TDSA Product that Customer plans to order during each month during the applicable twelve (12) month period.

(b)        Customer agrees that, by delivering to Supplier each such Product Forecast, Customer will be deemed to have made a firm commitment to purchase each Product specified therein in at least the quantity specified therein for the first three (3) month period in the applicable twelve (12) month period (the “Binding Forecast”), which may be relied on by Supplier and any relevant Subsidiary in ordering raw materials and scheduling time needed to manufacture the Products; it being understood that Customer may adjust the quantities of the Products specified for any of the last nine (9) months in any Product Forecast by including such adjustments in any Product Forecast subsequently delivered to Supplier pursuant to Section 5.4(a).

(c)        Subject to Section 2.7(b) of this Agreement, if Customer desires to purchase in any month a quantity of any Non-TDSA Product that would exceed or be less than the quantity of such Non-TDSA Product specified in the applicable Binding Forecast, Customer shall deliver to Supplier a written request to so deviate from the applicable Product Forecast. Within seven (7) Business Days after Supplier’s receipt of any such request, Supplier will deliver to Customer a written response informing Customer whether such request has been accepted or declined by Supplier; provided that Supplier shall use commercially reasonable efforts to accept such request as provided for in Section 2.7(b). If any such request is declined by Supplier, Customer shall be obligated to accept the portion of the request up to the quantities in the Binding Forecast of the applicable Non-TDSA Products in such month.

Section 5.5           Inspection and Acceptance after Termination or Expiration of the TDSA.

(a)        For Products shipped during the Agreement Term after termination or expiration of the term of the TDSA or any other Non-TDSA Product shipped during the Agreement Term, Customer shall (i) conduct a reasonable inspection of Product shipments within a reasonable timeframe (not to exceed 30 days) receipt and (ii) notify Supplier in writing if any Product fails in any respect (including in quantity or in Specification) to conform to this Agreement or the applicable Specifications.

(b)        Any such Product for which a defect is discoverable upon reasonable inspection and with respect to which Customer fails to deliver a notice pursuant to Section 5.5(a)(ii) within thirty (30) days after its delivery shall be deemed to have been accepted by Customer and cannot be returned, and Supplier shall have no obligation to replace such Product, except that in the event of breach of warranty pursuant to Section 7.1(c), the terms of Section 7.1(c) shall govern.

(c)        Any such Product materially converted or altered by Customer (or any of Customer’s clients) shall be deemed to have been accepted by Customer and cannot be returned, and Supplier shall have no obligation to replace such Product, provided, that, if a material defect existed prior to such conversion or alteration and such defect was not discoverable upon investigation prior to such conversion or alteration, the Parties shall cooperate in the course of any investigation and potential arrangements for the replacement of defective product pursuant to this Agreement.

Article 6
TERM AND TERMINATION

Section 6.1           Term.

(a)        This Agreement shall become effective on the Effective Date; provided that, in the event the Effective Date is different from the Statement Date, then this Agreement shall be deemed effective as of the Statement Date for accounting and Settlement Statement (including Local Statement(s) (if applicable)) purposes. Unless earlier suspended or terminated pursuant to Section 6.2, this Agreement shall remain in full force and effect on a Product-by-Product basis for the respective periods stated for the applicable Products, as detailed in Appendix A (such period for each Product, as may be terminated in accordance with this Agreement, the “Term” and the period terminating upon the termination or expiration of the last Term plus any extension period pursuant to Section 6.1(b), the “Agreement Term”).

(b)        Customer shall have the option, in its sole discretion, to extend the Term by up to six (6) months with respect to the applicable Product; provided, that such option shall be exercisable only once with respect to Non-Petrifilm Products, and up to two (2) times (for a total of up to twelve (12) months) with respect to Petrifilm Products. Upon Customer’s written notice to Supplier prior to the end of the then-current term and otherwise in compliance with this Agreement, (i) the Term of all Products listed in such notice and that are eligible for extension pursuant this Agreement shall be deemed amended for such Products to include the applicable extension period and (ii) the Agreement Term shall be deemed amended to include such extension period.

(c)        Supplier or any relevant Subsidiary may accept, in its sole discretion, any purchase order submitted by Customer after the termination or expiration of the Agreement Term and, notwithstanding the termination or expiration of the Agreement Term, any such accepted purchase order that Supplier agrees to supply shall be controlled by the terms and conditions of this Agreement, it being understood that such acceptance shall not constitute an extension or a renewal of this Agreement and shall not impose on Supplier or any relevant Subsidiary any obligations beyond the manufacture and sale of the Products identified on such purchase order.

Section 6.2        Termination.

This Agreement may be terminated, at any time prior to the expiration of the Agreement Term:

(i)         by the mutual written consent of Supplier and Parent, with respect to this Agreement, in its entirety or in part;

(ii)        by either Party for a material breach of this Agreement by the other Party that is not cured within thirty (30) days after written notice delivered to such Party by the terminating Party;

(iii)       by Parent, in its entirety, with respect to one or more Contract Manufacturing Services at any or all Supplier Manufacturing Facilities, by prior written notice delivered to Supplier, which termination of any such Contract Manufacturing Service at any such Supplier Manufacturing Facility shall be effective on the last day of the month immediately following the month in which such notice was received by Supplier and, if applicable, subject to having an agreed Exit Plan for such Contract Manufacturing Services; or

(iv)       by Parent, with respect to affected Contract Manufacturing Services (as contemplated in Section 2.7(c) and Section 8.2), by prior written notice delivered to Supplier, which termination of such Contract Manufacturing Services shall be effective five (5) Business Days after such notice was received by Supplier.

Section 6.3           Customer’s Purchase Obligations on Termination or Expiration. Upon the expiration or termination of this Agreement as to a particular Product or for the Agreement in its entirety, or upon removal of any Customer Equipment from any Supplier Manufacturing Facility, for all such Product(s) subject to the applicable termination, expiration or removal of Customer Equipment, Supplier and any relevant Subsidiary will sell, assign, convey and transfer to Customer and Customer will purchase and acquire from Supplier and any relevant Subsidiary, all of Supplier’s and any relevant Subsidiary’s right, title and interest in all open purchase order commitments (including purchase order commitments based on forecasts in Section 5.4(b)) and the remaining inventory (whether acquired or obtained by Supplier or any relevant Subsidiary before the Closing or during the Agreement Term) of (a) the subject Products and (b) all raw materials and works-in-progress in possession of Supplier or any relevant Subsidiary that are used exclusively for the manufacture of the subject Products under this Agreement, in each case located at or with respect to the Supplier Manufacturing Facility that is no longer providing Contract Manufacturing Services and consistent with the Demand Plan or Product Forecast, as applicable. Customer will (i) prior to removal of any Customer Equipment from any Supplier Manufacturing Facility, cooperate with Supplier or any relevant Subsidiary to complete the manufacture of all works-in-progress in possession of Supplier or any relevant Subsidiary that require such Customer Equipment in order to be manufactured into Products and (ii) pay Supplier (A) the Price for each Product so manufactured and (B) the Supplier Cost for any raw material and works-in-progress, in each case transferred to Customer pursuant to this Section 6.3 “Supplier Cost” shall mean the reported gross book value within Supplier’s or any relevant Subsidiary’ financial reporting systems. Customer shall purchase all such Products, raw materials, and works-in-progress in the country(ies) and in the local currency for each such country in which such Products, raw materials, and works-in-progress are located at the time of termination or expiration of this Agreement, and at that time Customer shall be legally capable of such purchase in such country(ies). Customer agrees to assume responsibility for, and pay all reasonable expenses in connection with, removing, transporting, storing or relocating any Product, raw material or work-in-progress in possession of Supplier or any relevant Subsidiary to be sold, assigned, conveyed, and transferred pursuant to this Section 6.3. Such removal, transportation or relocation shall be conducted pursuant to Section 3.5. If Customers fails to remove, transport, and relocate any Product, raw material or work-in-progress in accordance with Section 3.6 within sixty (60) Business Days, upon thirty (30) Business Day’s prior written notice to Customer, Supplier will charge Customer reasonable removal, disposal costs and storage costs, in Supplier’s reasonable discretion.

Section 6.4          Effect of Termination or Expiration. Upon termination or expiration of any Contract Manufacturing Service or this Agreement in accordance with the terms of this Agreement, Supplier and any relevant Subsidiary shall have no further obligation to provide such terminated or expired Contract Manufacturing Service or, in the case of the termination or expiration of this Agreement, this Agreement in its entirety; provided that the provisions of Article 1, Section 3.4, Section 3.5, Article 4, Section 6.1(b), Section 6.3, Section 6.5, Article 7 and Article 8 shall survive indefinitely the termination of this Agreement.

Section 6.5          Sums Due. In the event of termination or expiration of this Agreement, Supplier shall be entitled to prompt payment or reimbursement of, and Customer shall promptly pay and reimburse Supplier under this Agreement for, all amounts accrued (including any fees, expenses or third party charges accrued, whether or not invoiced) or due under this Agreement, including any Covered Taxes, as of the date of such termination or expiration. Any such payment or reimbursement shall be made by Customer in accordance with the terms set forth in Section 4.5.

Article 7
WARRANTY AND LIMITED REMEDY, AND DISCLAIMER; LIMITATION OF LIABILITY; INDEMNIFICATION

Section 7.1           Warranty and Limited Remedy, and Disclaimer.

(a)        Supplier warrants that: (i) each Product shall meet its Specification at the time of its shipment from Supplier to Customer or, if drop shipped from a Supplier Party manufacturing facility, to Customer’s designated drop ship location; (ii) the manufacture of each Product will conform to all applicable Laws governing the manufacturing operations for the Products; and (iii) each Product shall be free from defects in materials and workmanship.

(b)        EXCEPT AS SET FORTH IN SECTION 7.1(a), EACH OF SUPPLIER AND ANY OF ITS RELEVANT SUBSIDIARIES MAKES NO WARRANTY OR CONDITION, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ANY OTHER WARRANTIES OR CONDITIONS OF ANY KIND, INCLUDING WITH RESPECT TO THE NATURE, CONDITION OR QUALITY OF ANY CONTRACT MANUFACTURING SERVICES PROVIDED PURSUANT TO THIS AGREEMENT, INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OR CONDITION OF NONINFRINGEMENT, MERCHANTABILITY, SUITABILITY, SATISFACTORY QUALITY, FITNESS FOR ANY PARTICULAR PURPOSE, OR ANY WARRANTY ARISING FROM A COURSE OF DEALING OR CUSTOM OR USAGE OF TRADE. EACH OF SUPPLIER AND ITS RELEVANT SUBSIDIARIES MAKES NO WARRANTY OR CONDITION THAT ANY PRODUCT PROVIDED PURSUANT TO THIS AGREEMENT COMPLIES WITH ANY LAW OR ORDER. CUSTOMER EXPRESSLY AFFIRMS THAT IT IS NOT RELYING ON ANY WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, OF SUPPLIER OR ANY OF ITS SUBSIDIARIES IN ENTERING INTO THIS AGREEMENT AND ACKNOWLEDGES AND AGREES TO THE DISCLAIMERS IN THIS SECTION 7.1.

(c)        Customer’s sole and limited remedy with respect to any Product that does not conform to the warranty set forth in Section 7.1(a) is limited to either, in Customer’s discretion, the replacement of such non-conforming Product or a refund of the Price paid by Customer to Supplier for such non-conforming Product; provided that, if Supplier has failed to provide Customer with replacement or refund of such non-conforming Product within thirty (30) days of Customer providing written notice of such claim to Supplier in accordance with this Agreement, Customer may seek recovery for Losses incurred by Customer, and to the extent caused by Supplier’s breach of a warranty expressly set forth herein, if any, beyond the Product replacement or refund. Customer shall provide Supplier with prompt written notice of any Product supplied to Customer pursuant to this Agreement that allegedly does not conform to the warranty stated in Section 7.1(a) above within fourteen (14) days after Customer becomes aware of facts giving rise to such allegation. Customer shall further cooperate with Supplier’s investigation, including by retaining and providing Supplier with samples of the allegedly nonconforming Product, and comply with all reasonable requests made by Supplier relating to the testing of such Product or investigation of such claim. No Representative of Supplier, and no other Person, is authorized to make any warranty in addition to the warranty stated in Section 7.1(a).

Section 7.2            Limitation of Liability.

(a)        Limitations of Supplier’s Liability. Except with respect to (i) Supplier’s obligations pursuant to Section 7.1(c) to replace, or provide a refund for, Product that does not conform to the warranty set forth in Section 7.1(a), or (ii) Losses to the extent caused by Supplier’s willful misconduct, in the event of any performance or non-performance, or anything else, arising under this Agreement that results in any Losses for which Supplier is liable, Supplier’s (together with its Subsidiaries’) aggregate, maximum, cumulative and sole Liability (including based on breach of warranty, breach of contract, negligence, strict liability in tort, indemnity or any other legal or equitable theory) for such Losses, regardless of whether under this Agreement or under the TSA or the TDSA, in the aggregate under all such agreements shall not exceed a maximum amount of One Hundred Million Dollars ($100,000,000). Customer shall provide written notice of any claim for Losses reasonably promptly after becoming aware of the actions giving rise to such claim or Losses, and must specify the Losses amount claimed and a reasonable description of the action (including, if applicable, the Contract Manufacturing Services) giving rise to the claim; provided, that, no failure to give such notice will relieve Supplier of any of its liability hereunder except to the extent that Supplier is actually prejudiced by such failure. Supplier shall not be liable in connection with this Agreement for any Losses that are punitive, special, exemplary, speculative, or otherwise not reasonably foreseeable, nor for any Losses that are related to or based upon diminution of value (including any type of valuation multiple or similar theory of damages). Supplier shall not be liable for any Losses that are consequential, indirect, or incidental, including loss of profits, except to the extent any such Losses result from Supplier’s material breach of this Agreement that has not been cured (in accordance with this Agreement) within thirty (30) days after Supplier receives written notice of such breach from Customer (an “Uncured Breach”). Notwithstanding the foregoing, if a Supplier has three (3) Uncured Breaches in any twelve (12) month period during the Term, the preceding sentence shall not apply to (and Losses that are consequential, indirect, or incidental, including loss of profits (whether or not deemed to be direct damages) shall be available for) any subsequent material breach. Notwithstanding anything in this Agreement to the contrary, in no event shall Supplier be liable under this Agreement for any failure to the extent such failure was directly attributable to the Customer’s material breach of this Agreement.

(b)        Limitations of Customer’s Liability. Except with respect to Losses to the extent caused by Customer’s willful misconduct, in the event of any performance or non-performance, or anything else, arising under this Agreement that results in any Losses for which Customer, SpinCo or any of its or their Subsidiaries (each, a “Liable Customer Party”) is liable, the Liable Customer Parties’ aggregate, maximum, cumulative and sole Liability (including based on breach of warranty, breach of contract, negligence, strict liability in tort, indemnity or any other legal or equitable theory) for such Losses, regardless of whether under this Agreement or under the TSA or the TDSA, in the aggregate under all such agreements shall not exceed a maximum amount of One Hundred Million Dollars ($100,000,000). Supplier shall provide written notice of any claim for Losses reasonably promptly after becoming aware of the actions giving rise to such claim or Losses, and must specify the Losses amount claimed and a reasonable description of the action giving rise to the claim; provided, that, no failure to give such notice will relieve a Liable Customer Party of any of its liability hereunder except to the extent that such party is actually prejudiced by such failure. No Liable Customer Party shall be liable in connection with this Agreement for any Losses that are punitive, special, exemplary, speculative, consequential, or otherwise not reasonably foreseeable, nor for any Losses related to or based upon diminution of value (including any type of valuation multiple or similar theory of damages). Notwithstanding anything in this Agreement to the contrary, in no event shall a Liable Customer Party be liable under this Agreement for any failure to the extent such failure was directly attributable to Supplier’s material breach of this Agreement.

(c)        The limitations of this Section 7.2 apply regardless of whether the Losses are based on breach of warranty, breach of contract, negligence, strict liability in tort or any other legal or equitable theory.

(d)        The limitations of liability of this Section 7.2 are independent of, and survive, any failure of the essential purpose of any remedy under this Agreement.

Section 7.3           Indemnification.

(a)        Parent shall indemnify, defend and hold harmless Supplier and its Affiliates, and any of its and their respective equityholders, members, partners, agents, Representatives, directors, officers, employees and successors and assigns (collectively, the “Supplier Indemnified Parties”) from and against, and shall pay and reimburse each of the Supplier Indemnified Parties for, any and all Losses incurred or sustained by, or imposed upon, the Supplier Indemnified Parties to the extent arising out of: (i) the sale, distribution, marketing, use, disposal, defect in, recall of, or alleged infringement of third party Intellectual Property Rights related to, any Product or (ii) claims, demands, lawsuits, or other Actions made or threatened against Supplier Indemnified Parties by any third parties to the extent resulting from or relating to (A) Parent or SpinCo’s breach of this Agreement, including breach of the warranties set forth in Section 2.2, or (B) Parent or SpinCo’s gross negligence or willful misconduct, except in each case (i) and (ii), to the extent such Losses are caused by the gross negligence, willful misconduct or failure of the applicable Products supplied by Supplier or its relevant Subsidiary to conform to the warranties set forth in Section 7.1(a), or a Supplier Indemnified Party is obligated to indemnify Customer pursuant to the other Transaction Documents.

(b)        Supplier shall indemnify, defend and hold harmless each of Customer and its Subsidiaries (each, a “Customer Recipient Party”) and their respective equityholders, members, partners, agents, Representatives, directors, officers, employees, and successors and assigns (collectively, the “Customer Indemnified Parties”) from and against, and shall pay and reimburse each of the Customer Indemnified Parties for, any and all Losses incurred or sustained by, or imposed upon, the Customer Indemnified Parties to the extent arising out of claims, demands, lawsuits, or other Actions made or threatened against them by any non-Affiliated third parties to the extent resulting from or relating to (i) the Supplier’s breach of this Agreement or (ii) Supplier’s gross negligence or willful misconduct, except in each case (i) and (ii) to the extent such Losses are caused by the gross negligence or willful misconduct of any Customer Indemnified Party, or a Customer Indemnified Party is obligated to indemnify Supplier pursuant to the other Transaction Documents.

(c)        All claims for indemnification pursuant to this Section 7.3 shall be made in accordance with the terms of this Section 7.3(c) and subject to notice to the indemnifying party in accordance with Section 8.3. If a party believes in good faith it is entitled to assert a claim for indemnification pursuant to this Section 7.3, such party shall give the other party written notice of any such claim, including a description in reasonable detail of (i) the basis for, and nature of, such claim, including the facts constituting the basis for such claim, and (ii) the estimated amount of Losses that have been or may be sustained by the applicable indemnified party in connection with such claim. Any such notice shall be given promptly, generally not later than twenty (20) Business Days after the applicable party becomes aware of the facts constituting the basis for such claim; provided, however, that no failure to give such prompt written notice will relieve the indemnifying party of any of its indemnification obligations hereunder except to the extent that the indemnifying party is actually prejudiced by such failure. With respect to any such claim, the indemnifying party shall have the right to assume control of the defense of such claim at its own expense with counsel of its choosing, and the indemnified party shall cooperate in good faith in such defense. If the indemnifying party elects not to control the defense of such claim, the indemnified party may control the defense of such claim with counsel of its choosing and the indemnifying party will be liable for the reasonable out-of-pocket fees and expenses of external counsel. The party that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any claim with counsel selected by it. The parties shall reasonably cooperate with each other in connection with the defense of any such claim, including by retaining, and providing to the party controlling such defense, records and information that are reasonably relevant to such claim and making available relevant employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. The party that is controlling such defense shall keep the other party reasonably advised and informed of the status of such claim and the defense thereof. The indemnified party shall not agree to any settlement of such a claim for which it seeks indemnification without the prior written consent of the indemnifying party. The indemnifying party will not agree to a settlement without the prior written consent of the indemnified party, such consent not to be unreasonably withheld, conditioned or delayed, unless such settlement would (A) include a complete and unconditional release of each indemnified party from all Losses with respect thereto, (B) not impose any Losses (including any equitable remedies) on the indemnified party and (C) not involve a finding or admission of any wrongdoing on the part of the indemnified party.

(d)        No right of indemnification shall exist under this Agreement with respect to matters for which indemnification or coverage has been claimed and recovered under the Separation Agreement. No right of indemnification shall exist under the Separation Agreement with respect to matters for which indemnification or coverage has been claimed and recovered under this Agreement. No claim for indemnification made under this Agreement shall be denied solely because such claim was initially brought under the Separation Agreement and denied because the subject matter of such claim was reasonably believed to be covered under the indemnification provisions of this Agreement.

Article 8
MISCELLANEOUS

Section 8.1          Fees and Expenses. Except as otherwise expressly set forth in this Agreement, in any other Transaction Document or in the Separation and Merger Agreements, all costs and expenses incurred, including fees and disbursements of counsel, financial advisors, accountants and consultants, in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party has incurred such costs and expenses; provided, however, that in the event this Agreement is terminated or expires in accordance with its terms, the obligations of each Party to bear its own costs and expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party prior to such termination or expiration.

Section 8.2          Force Majeure. The obligations of Supplier, or any of its relevant Subsidiaries, to provide, Contract Manufacturing Services shall be suspended during the period and to the extent that Supplier or any Supplier Party is substantially prevented, significantly hindered or delayed from providing such Contract Manufacturing Services by any cause beyond the reasonable control of the Supplier Parties and which such party could not, by exercising substantially the same level of care and diligence with respect to such matters as it did during the twelve (12) month period prior to the Effective Date, reasonably have avoided (an “Event of Force Majeure”), including acts of God, strikes, lock-outs, other labor and industrial disputes and disturbances, civil disturbances, changes in government requirements and regulations, court orders, governmental actions, accidents, acts of war or conditions arising out of or attributable to war (whether declared or undeclared), terrorism, rebellion, revolution, insurrection, riot, invasion, fire, storm, flood, explosion, earthquake, elements of nature, epidemics, pandemics (including any worsening of the COVID-19 pandemic and any events arising from COVID-19 Measures adopted or enforced pursuant to bona fide COVID-19 policies adopted by the Company in an applicable region for its own internal organization after the date of this Agreement), national or regional emergency, shortage of necessary equipment, materials, power, or labor, or restrictions thereon or limitations upon the use thereof, and delays in transportation. In any Event of Force Majeure, (a) Supplier shall give notice of such suspension to Customer, as soon as reasonably practicable, stating the date and extent of such suspension and the cause thereof, (b) Supplier, or the relevant Supplier Party, shall use commercially reasonable efforts to overcome such Event of Force Majeure, minimize and mitigate the impact of the Event of Force Majeure on the operation of the SpinCo Business, which efforts shall be no less than those used in the Company Business, and resume the provision of the relevant Contract Manufacturing Services as soon as reasonably practicable after the removal of such Event of Force Majeure if the Agreement Term has not expired, and (c) to the extent allocation is required, Supplier shall allocate in a reasonable manner. Customer and its Affiliates shall have no obligation to pay any amounts for any Contract Manufacturing Services that were not received as a result of an Event of Force Majeure. If, however, Supplier, or the relevant Supplier Party, cannot perform such suspended Contract Manufacturing Services for a period of ten (10) consecutive days due to such cause, then Customer reserves the right to terminate such affected Contract Manufacturing Services from the affected Supplier Manufacturing Facility. In the event the obligations of Supplier to provide any Contract Manufacturing Services shall be suspended or terminated in accordance with this Section 8.2, Supplier, and the relevant Supplier Parties shall not have any Liability whatsoever to Customer to the extent arising out of such suspension or termination of Supplier’s or the relevant Supplier Party’s provision of such Contract Manufacturing Services, except to the extent resulting from a breach by Supplier of any agreement or covenant required to be performed or complied with by Supplier pursuant to this Section 8.2 (but subject to the other limitations on Liability set forth in this Agreement).

Section 8.3          Notices. All notices, requests, claims, demands and other communications among the Parties under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.3):

If to Supplier:                        3M Company
Health Care Business
3M Center, Building 220-14E-13
St. Paul, MN 55144
E-mail: Dealnotices@mmm.com
Attention: Executive Vice President

with a copy (which shall not constitute notice) to:

3M Company
Office of General Counsel
3M Center, Building 220-9E-02
St. Paul, MN 55144
E-mail: Dealnotices@mmm.com
Attention: Assistant Secretary

If to Parent or SpinCo:                        Neogen Corporation

620 Lesher Place

Lansing, MI 48912

E-mail: ARocklin@neogen.com

Attention: Amy Rocklin, Vice President and General Counsel

With a copy (which shall not constitute notice) to:

Weil, Gotsahl & Manges LLP

767 Fifth Avenue

New York, NY 10153

Telephone: (212) 310-8000

E-mail: michael.aiello@weil.com; eoghan.keenan@weil.com

Attention: Michael J. Aiello; Eoghan P. Keenan

Section 8.4           Entire Agreement. This Agreement (including the Appendices hereto), the Separation and Merger Agreements, the Confidentiality Agreement, the other Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter; other prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter; provided, however, for the sake of clarity, it is understood that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its respective terms; provided, that, following the Effective Time, Customer shall have no obligations under the Confidentiality Agreement with respect to information to the extent related to the SpinCo Entities or the SpinCo Business and included in the SpinCo Assets, which information shall no longer be considered “Evaluation Material” for purposes thereof (provided further that the foregoing shall in no way diminish, eliminate or alter any obligation of Customer with respect to any other Evaluation Material).

Section 8.5           Amendment. No provision of this Agreement, including the Appendices hereto (except as otherwise provided therein) may be amended or modified except by a written instrument signed by each of the parties hereto or thereto, as applicable.

Section 8.6          Waivers. Either Party may, at any time, (a) extend the time for the performance of any of the obligations or other acts of the other Party or (b) waive compliance by the other Party with any of the agreements or conditions contained herein. A waiver by a Party of any default by another Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving.

Section 8.7           Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 8.8           No Third Party Beneficiaries. Except as provided in Section 7.3 with respect to Supplier Indemnified parties and Customer Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and members of their respective Groups and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.9           Assignment. This Agreement shall not be assigned by any Party without the prior written consent of the other Party, except (a) with respect to the limited assignment of rights referred to in the definition of “Customer” and (b) that a Party may assign any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of such Party or in connection with a merger transaction in which such Party is not the surviving entity; provided, however, that in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. The provisions of this Agreement and the obligations and rights under this Agreement shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 8.10         Dispute Resolution.

(a)        Any claim, disagreement, or dispute between the Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby (a “Dispute”) shall be resolved in the manner provided in this Section 8.10. The Parties shall attempt to resolve any Dispute by negotiating in good faith for a period of thirty (30) days after receipt by either Party of a written notice of the Dispute from the other Party (the “Negotiation Period”). The written notice shall identify, with reasonable particularity, each matter or issue that is the subject of the Dispute, a summary of the basis for the Party’s position with respect to each such matter or issue and the relief being requested by the Party. Subject to Section 8.11(b), no Party shall commence any Action in respect of any Dispute (i) until the expiration of the Negotiation Period or (ii) if the other Party has refused to participate or has not reasonably participated in the required negotiation process in good faith set forth in this Section 8.10(a).

(b)        Notwithstanding anything to the contrary provided in this Section 8.10, either Party may at any time, in connection with any Dispute, apply for temporary injunctive or other provisional judicial relief pursuant to Section 8.11 if, in such Party’s sole judgment, such action is necessary to avoid irreparable damage or to preserve the status quo until such time as such Dispute is otherwise resolved in accordance with this Section 8.10. Any such action pursuant to Section 8.10 shall not relieve any Party of its obligation to fully comply with this Section 8.10 promptly following commencement of any such action.

Section 8.11         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)        This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including the Appendices hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)        Subject to Section 8.12, each of the Parties, on behalf of itself and the members of its Group agrees that any Action related to this Agreement, unless expressly provided therein, shall be brought exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof (the “Chosen Courts”). Subject to Section 8.12, by executing and delivering this Agreement, each of the Parties irrevocably: (i) accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action contemplated by this Section 8.12; (ii) waives any objections which such party may now or hereafter have to the laying of venue of any Action contemplated by this Section 8.12 and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (iii) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action contemplated by this Section 8.12 in any court other than the Chosen Courts; (v) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 8.3 or in any other manner permitted by Law; and (vi) agrees that service as provided in the preceding clause (v) is sufficient to confer personal jurisdiction over such party in the Action, and otherwise constitutes effective and binding service in every respect. Each of the Parties agrees that a final judgment in any such Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.

(c)        THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING THE APPENDICES HERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENT. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 8.11. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 8.11 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 8.12        Exclusive Remedies. Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party pursuant to this Agreement shall be deemed cumulative with, and not exclusive of, any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy; provided, however, that subject to a Party’s right to bring a claim for breach of contract against the other Party arising from or related to this Agreement, such remedies provided to the Parties pursuant to this Agreement will be the sole and exclusive remedies of the Parties with respect to claims or Disputes arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, including the provision of Contract Manufacturing Services hereunder.

Section 8.13        Interpretation; Construction.

(a)        The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement. The introductory paragraph, Recitals and Appendices referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any capitalized terms used in any Recital, Appendix, Annex or Schedule but not otherwise defined or specified therein shall be defined as set forth in this Agreement. Neither the making nor the acceptance of this Agreement shall enlarge, restrict or otherwise modify the terms of the Separation and Merger Agreements or constitute a waiver or release by Supplier, SpinCo or Parent of any liabilities, obligations or commitments imposed upon them by the terms of the Separation and Merger Agreements, including the representations, warranties, covenants, agreements and other provisions of the Separation and Merger Agreements. Notwithstanding any other provision of this Agreement to the contrary, (i) to the extent that the provisions of any other Transaction Document or the Separation and Merger Agreement conflict with the provisions of this Agreement, the provisions of this Agreement shall govern with respect to the subject matter addressed hereby to the extent of such conflict or inconsistency and (ii) to the extent that the provisions of the Appendices conflict with the provisions of this Agreement, the provisions of this Agreement shall govern.

(b)        Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms “Article,” “Section,” “paragraph,” “clause,” “Exhibit,” “Annex,” “Appendix” and “Schedule” are references to the Articles, Sections, paragraphs, clauses, Exhibits, Annexes, Appendices and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; and (j) a reference to any Person includes such Person’s successors and permitted assigns.

(c)        The Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening a Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement.

Section 8.14        Counterparts and Electronic Signatures. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

Section 8.15        Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will cooperate with each other in all matters relating to, and use commercially reasonable efforts to take, or cause to be taken all actions, and to do, or to cause to be done, all things, reasonably necessary on its part under applicable Law or Contractual obligations for, the provision and receipt of the Contract Manufacturing Services, including (a) exchanging information, (b) performing true-ups and adjustments, and (c) seeking all Consents and Permits necessary to permit each Party to perform its obligations hereunder; provided, however, that, except as otherwise stated herein or as mutually agreed by the Parties, no Party shall be required to relinquish or forbear any rights, or incur any out-of-pocket costs, expenses, fees, levies or charges, in connection with obtaining such Consents and Permits.

Section 8.16        Relationship of the Parties. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between the Parties hereto. No Party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other Party. No Party shall have the power by virtue of this Agreement to control the activities and operations of the other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No Party shall have any power or authority to bind or commit the other Party by virtue of this Agreement. No Party shall hold itself out as having any authority or relationship in contravention of this Section 8.16.

Section 8.17        Use of Supplier’s Trademark and Company Name. By selling the Products to Customer, neither Supplier nor any of its Subsidiaries grants Customer any right to use any Trademark of Supplier and its Subsidiaries. No Product manufactured pursuant to this Agreement shall be sold under or marketed or promoted in connection with any Trademark of Supplier or its Subsidiaries, except as expressly permitted under the Trademark License Agreement. For clarity, following the expiration or termination of the Trademark License Agreement, Customer shall be responsible for creating and developing new Product packaging, and providing such new Customer packaging specifications or materials to Supplier sufficiently in advance, in an appropriate format accessible and usable for Supplier, to allow Supplier to produce Product with the new Customer packaging prior to such expiration or termination. In the event that Customer desires to identify any Product as a component or ingredient in any of Customer’s products, Customer shall obtain Supplier’s prior written consent, which consent may be granted or withheld in Supplier’s sole discretion. Any Supplier-approved usage shall comply with any specific conditions Supplier may set for such use and shall comply with Supplier’s then-applicable Corporate Identity Standards available on the Internet at http://multimedia.3m.com/mws/media/1105391O/guidelines-trademark-usage-doc-brand-governance.pdf as may be updated from time to time. Any failure by Customer to comply with its covenants, agreements and obligations pursuant to this Section 8.17 shall give Supplier the right to immediately terminate this Agreement.

Section 8.18        Confidentiality. The Parties acknowledge that in connection with the provision and receipt of the Contract Manufacturing Services, either Party or any of its Affiliates or its or their respective Representatives (such Party, the “Receiving Party”) may obtain access to Confidential Information of the other Party or any of its Affiliates or its or their respective Representatives (such Party, the “Disclosing Party”). Subject to Section 7.2 of the Separation Agreement solely with respect to SpinCo Confidential Information and Company Confidential Information (as each is defined in the Separation Agreement), in each case, known by either (x) the SpinCo Group or Parent or (y) the Company Group, in each case, as of the Distribution Time, the Receiving Party shall refrain from (a) using any Confidential Information of the Disclosing Party except for the purpose of providing or directly supporting the provision of Contract Manufacturing Activities and (b) disclosing any Confidential Information of the Disclosing Party to any Person, except to such Receiving Party’s Affiliates and its and their respective Representatives and independent contractors as is reasonably required in connection with the exercise of each Party’s rights and obligations under this Agreement (and only if such Persons are subject to use and disclosure restrictions consistent with those set forth herein). In the event that the Receiving Party is required by any applicable Law to disclose any such Confidential Information, the Receiving Party shall (x) to the extent permissible by such applicable Law, provide the Disclosing Party with prompt and, if practicable, advance, written notice of such requirement, (y) disclose only that information that the Receiving Party determines (with the advice of counsel) is required by such applicable Law to be disclosed and (z) use commercially reasonable efforts to preserve the confidentiality of such Confidential Information, including by, at the Disclosing Party’s request, reasonably cooperating with the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be accorded such Confidential Information (at the Disclosing Party’s sole cost and expense). With respect to Representatives of Customer or any of its Affiliates that, prior to the Closing, were Representatives of the Supplier or any of its Affiliates, nothing in this Section 8.18 shall vitiate such Representative’s confidentiality obligations owed to the Supplier or any of its Affiliates (or, if applicable Customer and its Affiliates) as a consequence of such Representative’s former relationship with the Supplier or any of its Affiliates arty”) may obtain access to Confidential Information of the other Party or any of its Affiliates or its or their respective Representatives (such Party, the “Disclosing Party”). Subject to Section 7.2 of the Separation Agreement solely with respect to SpinCo Confidential Information and Company Confidential Information (as each is defined in the Separation Agreement), in each case, known by either (x) the SpinCo Group or Parent or (y) the Company Group, in each case, as of the Distribution Time, the Receiving Party shall refrain from (a) using any Confidential Information of the Disclosing Party except for the purpose of providing or directly supporting the provision of Contract Manufacturing Activities and (b) disclosing any Confidential Information of the Disclosing Party to any Person, except to such Receiving Party’s Affiliates and its and their respective Representatives and independent contractors as is reasonably required in connection with the exercise of each Party’s rights and obligations under this Agreement (and only if such Persons are subject to use and disclosure restrictions consistent with those set forth herein). In the event that the Receiving Party is required by any applicable Law to disclose any such Confidential Information, the Receiving Party shall (x) to the extent permissible by such applicable Law, provide the Disclosing Party with prompt and, if practicable, advance, written notice of such requirement, (y) disclose only that information that the Receiving Party determines (with the advice of counsel) is required by such applicable Law to be disclosed and (z) use commercially reasonable efforts to preserve the confidentiality of such Confidential Information, including by, at the Disclosing Party’s request, reasonably cooperating with the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be accorded such Confidential Information (at the Disclosing Party’s sole cost and expense). With respect to Representatives of Customer or any of its Affiliates that, prior to the Closing, were Representatives of the Supplier or any of its Affiliates, nothing in this Section 8.18 shall vitiate such Representative’s confidentiality obligations owed to the Supplier or any of its Affiliates (or, if applicable Customer and its Affiliates) as a consequence of such Representative’s former relationship with the Supplier or any of its Affiliates.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUPPLIER

3M COMPANY

By:
Name: Title:

[Signature Page to the Transition Contract Manufacturing Agreement]

SPINCO

GARDEN SPINCO CORPORATION

By:
Name: Title:

[Signature Page to the Transition Contract Manufacturing Agreement]

CUSTOMER

NEOGEN CORPORATION

By:
Name: Title:

[Signature Page to the Transition Contract Manufacturing Agreement]